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                                                                 EXHIBIT (9)(a)

                         DATA ACCESS SERVICES AGREEMENT

        This Data Access Services Agreement is a supplement to that certain Custodian Contract dated June 21, 1995 between the undersigned each of the Funds listed on Appendix A of the Custodian Contract (the "Customer") and State Street Bank and Trust Company ("State Street").

                                    PREAMBLE

        WHEREAS, the Customer desires the ability to access certain Customer-related data ("Customer Data") maintained by State Street on data bases under the control and ownership of State Street ("Data Access Services"); and

        WHEREAS, State Street agrees to grant the Customer such access to the Customer Data as is consistent with the policy and standards issued from time to time by State Street.

        NOW THEREFORE, the parties agree as follows:

1.      Services

        A. State Street maintains Customer Data within its proprietary data base system. State Street agrees to provide the Customer with certain Data Access Services as provided herein and in the Data Access operating procedures as may be issued from time to time.

        B. Customer agrees to use the Data Access Services solely for its internal use and benefit and not for resale or other transfer or disposition to, or use by or for the benefit of any other person or organization without the prior written approval of State Street. Customer agrees to comply with user identification and other password control requirements and other security procedures as may be issued from time to time by State Street.

2.      Proprietary Information

        Customer acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to Customer by State Street as part of the Data Access Services constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to State Street. Customer agrees to treat all Proprietary Information as proprietary to State Street and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, Customer agrees for itself and its employees and agents:

        (1) to access Customer Data solely from locations as may be designated in writing by State Street and solely in accordance with State Street's applicable user documentation;

        (2) to refrain from copying or duplicating in any way the Proprietary Information;

        (3) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform State Street in a timely manner of such fact and dispose of such information in accordance with State Street's instructions;
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        (4)  to refrain from causing or allowing third-party data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of State Street;

        (5) that the Customer shall have access only to those authorized transactions agreed upon by the parties;

        (6) to honor all reasonable written requests made by State Street to protect at State Street's expense the rights of State Street in Proprietary Information at common law, under federal copyright law and under other federal or state law.

        Customer's obligation to maintain the confidentiality of the Proprietary Information shall not apply where such:

        (1) was already in Customer's possession prior to disclosure by State Street, and such was received by Customer without obligation of confidence;

        (2)  is or becomes publicly available without breach of this Agreement;

        (3) is rightly received by Customer from a third party, who is not a current or former employee, officer, director or agent of State Street, without obligation of confidence;

        (4)  is disclosed by Customer with the written consent of State Street;
        or

        (5) is released in accordance with a valid order of a court or governmental agency.

        Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this section 2. The obligations of this section shall survive any earlier termination of this agreement.

3.      Warranties

        If Customer notifies State Street that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, State Street shall endeavor in a timely manner to correct such failure. Organizations from which State Street may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and Customer agrees to make no claim against State Street arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. STATE STREET EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

4.      Limitation of Liability

        State Street shall not be liable to the Customer for any loss or damage claimed to have resulted from the use of the Data Access Services except for the direct loss or damage resulting from the negligence or willful conduct of State



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Street. STATE STREET SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL,
OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES) IN ANY WAY DUE TO OR ARISING IN CONNECTION WITH CUSTOMER'S USE OF THE DATA ACCESS SERVICES OR THE PERFORMANCE OF OR FAILURE TO PERFORM STATE STREET'S OBLIGATIONS UNDER THIS AGREEMENT. This disclaimer applies without limitation to claims (i) arising from the provision of the Data Access
Services, the delivery, installation, use, maintenance, or removal of State Street provided equipment, or any failure or delay in connection with any of the foregoing; (ii) regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise; and (iii) regardless of whether such damages are foreseeable. Further, in no event shall State Street be liable for any claims that arise more than one (1) year prior to the institution of suit therefor or any claim arising from causes beyond State Street's control.

5.      Force Majeure

        State Street shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Customer as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.

6.      Exclusive Remedy

        In consideration of the fees charged for Data Access Services, if any, Customer's exclusive recovery with respect to Data Access Services regardless of the basis of the claims asserted by it against State Street shall not exceed six (6) times the average monthly fees billed to Customer hereunder and computed by averaging the monthly billing for each of the twelve months preceding the month in which the damage or injury is alleged to have occurred, but if this agreement has not been in effect for twelve months preceding such date, then by averaging the monthly billings for each of the preceding months that this agreement has been in effect.

7.      Indemnification

        The Customer agrees to indemnify and hold State Street free and harmless from any expense, loss, damage or claim including reasonable attorney's fees, (collectively "costs") suffered by State Street and caused by or resulting from (i) the negligence or willful misconduct in the use by the Customer, its employees or agents, of the Data Access Services or the application software systems supporting such services, including any costs incurred by State Street resulting from a security breach at the Customer's location or committed by its former or present employees or agents and (ii) claims resulting from incorrect Customer Originated Electronic Financial Instruction.

8.      Customer Originated Electronic Financial Instruction ("COEFI")

        If the transactions available to Customer include the ability to originate electronic instructions to State Street in order to (i) effect the transfer or movement of cash or securities held under custody or (ii) transmit accounting or other information (such transactions constituting a "COEFI"), then in such event State Street shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is

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undertaken in conformity with security procedures established by State Street from time to time.

9.      Injunctive Relief

        In the event of a breach or threatened breach by Customer of Section 1 or 2 hereof, State Street shall be entitled to obtain injunctive relief in addition to any other remedies available at law or equity.

10.     General

        10.1    Term of Agreement.   This agreement is effective from the date
                it is accepted by State Street and shall remain in full force and effect until terminated as hereinafter provided. Either party may terminate this agreement for any reason by giving the other party at least thirty days prior written notice of termination. In addition, either party may terminate this agreement immediately for failure of the other party to comply with any material term and condition by giving the other party written notice of termination. This agreement shall in any event terminate contemporaneously with the Custodian Contract applicable hereto.

        10.2    Charges.    Charges, if any, for Data Access Services shall be
                as agreed upon between the parties from time to time.

        10.3    Assignment; Successors.    This Agreement shall not be assigned
                by either party without the prior written consent of the other party, except that either party may assign to a successor of all or a substantial portion of its business, or to a party controlling, controlled by, or under common control with such party.

        10.4    Survival.    All provisions regarding indemnification,
                warranty, liability and limits thereon, and confidentiality and/or protection of proprietary rights and trade secrets shall survive the termination of this agreement.

        10.5    Consent to Breach not Waiver.    No term or provision hereof
                shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any other different or subsequent breach.

11.     Signatory

        The individual signing the agreement represents that he or she is an authorized officer of the Customer (and, if identified below or on an attached schedule, such investment manager or other party as may use Data Access Services with respect to the Customer) so as to cause this agreement to be a valid and binding obligation upon the Customer (and, if applicable, such other parties as may be identified on the signature line below or on an attached schedule).



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        IN WITNESS WHEREOF, the parties hereto have duly executed this agreement.


STATE STREET BANK AND                            EACH OF THE VAN KAMPEN
TRUST COMPANY                                    AMERICAN CAPITAL FUNDS
                                                 LISTED ON APPENDIX A OF
                                                 THE CUSTODIAN CONTRACT
By: [Illegible]
    ---------------------------

Title: Executive Vice President                  By: /s/ NORI L. GABERT
       ------------------------                      --------------------
                                                     Nori L. Gabert
Date:
      -------------------------                  Title: Vice President
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                                                 Date: June 21, 1995
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